CTPartners Executive Search Inc. Comments on Expected Financial Results for Fourth Quarter and Full Year 2012
NEW YORK- February 26, 2012- CTPartners Executive Search Inc. (NYSE MKT:CTP), a leading global executive search firm, today commented on its expected financial results for the fourth quarter and full year ended December 31, 2012. Brian Sullivan, CTPartners' Chief Executive Officer, will make a presentation today at 1:00 PM ET at the Robert W. Baird & Co. Business Solutions Conference at The Pierre Hotel in New York, NY.

On a preliminary basis, CTPartners expects to report revenue of approximately $30 million to $31 million, an increase over the $27.2 million reported in the fourth quarter of 2011. Loss per share is expected to be approximately $0.03 to $0.04, compared to a loss of $0.64 in the year-ago quarter. The fourth quarter 2012 included the negative impact of timing of revenue due to Hurricane Sandy and consultant acquisition expenses that were pulled forward from the first quarter of 2013, which contributed $0.02 to the expected loss of $0.03 to $0.04. For a reconciliation of non-GAAP measure to net income, refer to the Company's Form 10-Q filed on November 13, 2012.

For the full year 2012, the Company expects to report revenue of approximately $128 million to $129 million and diluted earnings per share of $0.05 to $0.06 on a GAAP-basis, or $0.13 to $0.14 excluding the one-time reorganization charge taken in the third quarter 2012, compared to $121.1 million in revenue and diluted loss per share of $0.45 in 2011.

The improved financial results for 2012 were driven by the acquisition of the Company's Latin American licensee, increased productivity among consultants who joined CTPartners in 2010 and 2011, lower costs related to partner acquisitions, and non-recurring, one-time Sarbanes-Oxley regulation compliance costs.

“In 2012 we successfully expanded our geographic presence and added more clients and consultants to CTPartners,” stated Brian Sullivan, CEO. “Most notably, we returned the Company to profitability as we executed on the growth drivers we had identified at the start of the year. While our fourth quarter results were partially offset by the negative timing of revenue recognition due to Hurricane Sandy and the advancement of certain consultant expenses which were expected in the first quarter of 2013, our outlook for continued growth in 2013 remains positive as we begin the year.”

CTPartners will report fourth quarter and full year 2012 financial results on Thursday, March 21, 2012. The Company will hold a conference call for the investment community on Friday, March 22 at 9 AM ET.

About CTPartners:
CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.

With origins dating back to 1980, CTPartners serves clients with a global organization of more than 400 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries.  Headquartered in New York, CTPartners has 23 offices in 15 countries.

www.ctnet.com

Safe Harbor Statement:
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward looking terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," or the negative version of those words or other comparable words, but the absence of these words does not necessarily mean that a statement is not forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.
The forward-looking statements contained in this press release are based upon our historical performance, current plans, estimates, expectations and other factors we believe are appropriate under the circumstances. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved since these forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. Some of the key uncertainties and factors that could affect our future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements are: our expectations regarding our revenues, expenses and operations and our ability to sustain profitability; our ability to recruit and retain qualified executive search consultants to staff our operations appropriately; our ability to expand our customer base and relationships, especially given the off-limit arrangements we are required to enter into with certain of our clients; further declines in the global economy and our ability to execute successfully through business cycles; our anticipated cash needs; our anticipated growth strategies and sources of new revenues; unanticipated trends and challenges in our business and the markets in which we operate; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; and the mix of profit and loss by country in which we operate.
The above list should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our annual report on Form 10-K filed on March 22, 2012. The forward looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission.

Contact:
CTPartners
Jennifer Silver
617-316-5527
jsilver@ctnet.com

Investor Relations
Aimee Gordon/Robert Jones
EVC Group
646-445-4800/646-201-5447
agordon@evcgroup.com / bjones@evcgroup.com